EXHIBIT 99.1

For Immediate Release: January 5, 2017
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Joseph Kuo / Matthew Griffes
Haven Tower Group
jkuo@haventower.com / mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Acquires Class “A” Commercial Property in Birmingham, Alabama Under Long Term Lease to Subsidiary of Southern Company, America's Second Largest Utility Provider

El Segundo, Calif. (January 5, 2017) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of a Class “A”, two-building, 669,438 square-foot office campus (the “Property”) fully leased to Southern Company Services, Inc. (S&P: A-) (“SCS”). The REIT purchased the Property from a subsidiary of Zurich Alternative Asset Management.
“We're very pleased with the acquisition of such an extensive and high quality commercial property that is undergoing renovations and improvements. We're confident that these improvements will transform this asset into a state-of-the art corporate campus within the Birmingham area, which is a metropolitan market that demonstrates solid economic growth fundamentals. The fact that this property is situated in an economically vibrant neighborhood in the Birmingham area, and is under a multi-decade lease through a corporate tenant with superior credit quality, further positions the REIT to drive shareholder value," said Eric Kaplan, Griffin Capital’s Managing Director of Acquisitions.

In March of this year, SCS executed a 28-year absolute triple net lease. As part of the lease, SCS was allotted capital for tenant improvements and shortly after lease execution it commenced a robust renovation plan. Established in 1963, SCS is the only services company for its parent entity, Southern Company (NYSE: SO) (S&P: A-), the second largest utility provider in the U.S. SCS provides a wide range of services including operations, executive and advisory services, construction and plant management, general engineering, information technology, finance, accounting and treasury, marketing, and human resources to its affiliates and its parent company.
The Property is located in southeast Jefferson County, approximately one-half mile southeast of the intersection of US Highway 280 and Interstate 459, which is the busiest intersection in Alabama. The Property’s surrounding neighborhood enjoys convenient access to the Birmingham area by way of a number of major transportation arteries.
Michael Escalante, Griffin Capital's Chief Investment Officer and President of the REIT, added, “From analysis of the location and local area economic fundamentals, to ensuring that properties we purchase are under a long duration lease with an investment grade tenancy, we combine our expertise as both real estate investors and commercial property operators to support our mission of creating significant long-term shareholder value for the REIT in terms of both steady income distributions as well as a potential future capital appreciation event."
Guy Ponticiello and Bruce Westwood-Booth of CBRE represented the seller of the Property.
About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of December 31, 2016, Griffin Capital Essential Asset REIT II, Inc. has acquired 33 office and industrial buildings totaling approximately 7.1 million rentable square feet and asset value of approximately $1.1 billion.

About Griffin Capital Corporation
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 58.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42 million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.3 billion* in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.